                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            CONNETICS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  [CONNECTICS]

Dear Fellow Stockholders:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Connetics Corporation, which will be held on Thursday, May 11, 2000, at 9:00 a.m., local time, at Connetics' offices at 3294 WEST BAYSHORE ROAD, PALO ALTO, CALIFORNIA.

     The meeting notice and the Proxy Statement following this letter set forth information about the business of the meeting and the nominees for election to the Board of Directors. We also enclose a copy of our 1999 Annual Report.

     It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting in person, we hope that you will vote on the matters to be considered and sign, date and return your proxy in the enclosed envelope as promptly as possible (if possible, by no later than May 1, 2000). YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, OR ATTEND THE ANNUAL MEETING IN PERSON.

                                          Sincerely yours,

                                          [THOMAS WIGGINS]
                                          Thomas G. Wiggans
                                          President and Chief Executive Officer
Palo Alto, California
April 10, 2000

                             YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT ALL STOCKHOLDERS BE REPRESENTED AT THE ANNUAL MEETING. THEREFORE, IN ORDER TO ASSURE YOUR REPRESENTATION WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING REPLY ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE ANNUAL MEETING.

                             CONNETICS CORPORATION

                            ------------------------

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

     We will hold the Annual Meeting of Stockholders of Connetics Corporation at our offices at 3294 West Bayshore Road, Palo Alto, California 94303, on Thursday, May 11, 2000, at 9:00 a.m., for the following purposes:

     1. To elect nine (9) directors to hold office until the next Annual Meeting and until their successors have been elected and qualified.

     2. To approve amendments to our Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under the plan by 300,000 shares and make certain changes to the ability of the Board to modify the plan in the future.

     3. To ratify the appointment of Ernst & Young LLP as our independent auditors of Connetics for the year ending December 31, 2000.

     4. To consider and act upon such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on March 24, 2000 are entitled to notice of, and to vote at, the meeting. We will have a list of the stockholders entitled to vote at the meeting available for inspection at the meeting.

                                          By order of the Board of Directors,

                                          /s/ KATRINA J. CHURCH
                                          Katrina J. Church
                                          Secretary
Palo Alto, California
April 10, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
GENERAL INFORMATION.........................................    1
  What is the purpose of the annual meeting?................    1
  Can I change my vote after I return my proxy card?........    1
  Who is entitled to vote?..................................    1
  How do I vote?............................................    1
  How do proxies work?......................................    1
  What constitutes a quorum?................................    1
  What are the Board's recommendations?.....................    1
  What vote is required to approve each item?...............    1
MATTERS TO BE ACTED UPON....................................    2
  PROPOSAL NO. 1 -- ELECTION OF DIRECTORS...................    2
     Directors Standing for Election........................    2
     Board Meetings and Committees..........................    4
     Compensation Committee Interlocks and Insider
      Participation.........................................    5
  PROPOSAL NO. 2 -- APPROVAL OF AMENDMENT TO 1995 EMPLOYEE
     STOCK PURCHASE PLAN....................................    5
  PROPOSAL NO. 3 -- RATIFICATION OF SELECTION OF INDEPENDENT
     AUDITORS...............................................    8
OTHER BUSINESS..............................................    8
STOCK OWNERSHIP.............................................    8
EXECUTIVE COMPENSATION AND RELATED INFORMATION..............   11
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   13
REPORT OF THE COMPENSATION COMMITTEE........................   15
STOCK PERFORMANCE GRAPH.....................................   16
OTHER MATTERS...............................................   16
ADDITIONAL INFORMATION......................................   16
  Section 16(a) Beneficial Ownership Reporting Compliance...   16
  Who pays for solicitation of proxies?.....................   17
  Stockholder Proposals for the 2001 Annual Meeting.........   17
  Documents Incorporated by Reference.......................   17

                             CONNETICS CORPORATION
                                PROXY STATEMENT

     This proxy statement and the enclosed proxy card are being mailed to you by the Board of Directors of Connetics Corporation starting on or about April 10, 2000. The Board of Directors requests that your shares be represented at the annual meeting by the proxies named in the proxy card.

                              GENERAL INFORMATION

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     The accompanying Notice of Annual Meeting summarizes the specific proposals to be considered and acted upon at the annual meeting. Each proposal is described in more detail in this proxy statement.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by notifying Connetics' Secretary in writing at 3400 West Bayshore Road, Palo Alto, California 94303.

WHO IS ENTITLED TO VOTE?

     You are entitled to vote at the Annual Meeting if our stockholder records on March 24, 2000 (the record date) showed that you owned Connetics common stock. As of March 24, 2000, there were 27,240,632 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of the record date. The enclosed proxy card shows the number of shares that you are entitled to vote. As of the close of business on the record date, Connetics had approximately 168 stockholders of record, including several holders who are nominees for an undetermined number of beneficial owners.

HOW DO I VOTE?

     You may vote in person at the annual meeting or by using the enclosed proxy card. The Board of Directors recommends that you vote by proxy even if you plan to attend the meeting.

HOW DO PROXIES WORK?

     Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals or abstain from voting. If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director nominees, the election of Ernst & Young as our independent auditors, and the approval of the amendments to the 1995 Employee Stock Purchase Plan.

WHAT CONSTITUTES A QUORUM?

     In order to carry on the business of the meeting, there must be a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. All proxies representing shares that are entitled to vote at the meeting will be counted toward establishing a quorum, regardless of whether those proxies contain abstentions or broker non-votes.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     The Board of Directors recommends a vote FOR each of proposals 1, 2 and 3.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     We will vote all valid proxies received prior to the annual meeting. If you specify a choice with respect to any item by marking the appropriate box on the proxy card, we will vote the shares as you specify. If you do not specify a choice, we will vote the shares FOR each of proposals 1, 2 and 3 and, in the proxy holders' discretion, as to other matters that may properly come before the annual meeting. If a broker indicates on the proxy card or its substitute that the broker does not have discretionary authority as to certain shares to vote on a particular matter ("Broker Non-Votes"), we will not consider those shares as present or voting with respect to that matter. The inspector of election for the meeting will separately tabulate affirmative and negative votes, abstentions and Broker Non-Votes. Abstentions will be counted towards the tabulation of votes cast on the proposals and will have the same effect as negative votes.

     Election of Directors. The nine nominees receiving the highest number of votes will be elected to fill the seats on the Board. Votes withheld from any director will be counted for purposes of determining whether there is a quorum to transact business at the meeting, but have no other legal effect on the election of directors.

     Amendment of Employee Stock Purchase Plan. We need the favorable vote of a majority of the votes cast to approve the proposal to amend the Plan. The effect of an abstention is the same as that of a vote against adoption of the amendment to the Plan.

                            MATTERS TO BE ACTED UPON

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     At the annual meeting, the stockholders will elect nine (9) directors to serve until the next annual meeting and until their successors are elected and qualified, or until their death, resignation or removal. We will vote all proxies we receive FOR the nominees listed below unless the proxy includes written instructions otherwise. If any nominee is unable to or declines to serve as a director at the time of the annual meeting, we will vote the proxies for an additional nominee whom the current Board of Directors will designate to fill the vacancy. As of the date of this proxy statement, we are not aware of any nominee who is unable or will decline to serve as director.

     All of the nine nominees named below are currently directors of Connetics. If additional persons are nominated for election as directors, we intend to vote all proxies received in a way that will ensure the election of as many of the nominees listed below as possible, and, in such event, the proxy holder(s) will determine the specific nominees to be voted for. In any event, the proxy holders cannot vote for more than nine persons.

DIRECTORS STANDING FOR ELECTION

     The names of the nominees, and certain information about them, are set forth below:

G. KIRK RAAB                                                 DIRECTOR SINCE 1995

     Mr. Raab, 64, has served as Chairman of the Board of Directors of Connetics since October 1995. From 1985 to January 1990, Mr. Raab served as President, Chief Operating Officer and a Director of Genentech, Inc., and from January 1990 to July 1995, he served as Genentech's President, Chief Executive Officer and a Director. Prior to joining Genentech in 1985, Mr. Raab was President, Chief Operating Officer, and a Director of Abbott Laboratories, and before that, held executive positions with Beecham Group, A.H. Robins and Pfizer, Inc. He is also Chairman of Shaman Pharmaceuticals, Inc., and Oxford Glycosciences Ltd. and a director of Applied Imaging Inc., as well as two privately-held biotechnology companies.

THOMAS G. WIGGANS                                            DIRECTOR SINCE 1994

     Mr. Wiggans, 48, has served as President, Chief Executive Officer and as a director of Connetics since July 1994. From February 1992 to April 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics, a biotechnology company. From 1980 to February 1992, Mr. Wiggans served in various positions at Ares-Serono Group, a pharmaceutical company, including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. From 1976 to 1980 he held various sales and marketing positions with Eli Lilly & Co. He is currently a director of the Biotechnology Industry Organization, and Chairman of its Emerging Company Section. He is also a director of Paladin Labs, a public Canadian pharmaceutical company, and of a private U.S. pharmaceutical company.

ALEXANDER E. BARKAS, PH.D.                                   DIRECTOR SINCE 1993

     Dr. Barkas, 52, served as Chairman of the Board of Directors of Connetics from January 1994 to October 1995, and as Chief Executive Officer of Connetics from January 1994 to July 1994. Dr. Barkas has been a Managing Partner of Prospect Venture Partners, a venture capital investment firm, since June 1997. He was previously a partner with Kleiner Perkins Caufield & Byers, a venture capital investment firm, from September 1991 to June 1997. Dr. Barkas serves as Chairman of the Board of Directors of Geron Corporation and as a director of several private medical technology companies.

EUGENE A. BAUER, M.D.                   DIRECTOR SINCE 1996 AND FROM 1993 - 1995

     Dr. Bauer, 57, has been Dean of the Stanford University School of Medicine since 1995, and Professor, Department of Dermatology, Stanford University School of Medicine since 1988. He was Chief of the Dermatology Service at Stanford University Hospital from 1988 to 1995. Previously, he was a professor at Washington University School of Medicine from 1982 to 1988. He has served as chairman of two National Institutes of Health study sections of the National Institute of Arthritis and Musculoskeletal and Skin Diseases and has served on a board of scientific counselors for the National Cancer Institute. Dr. Bauer is currently a director of UCSF-Stanford HealthCare and of Stanford Health Services. He also serves as a director of two private companies.

BRIAN H. DOVEY                                               DIRECTOR SINCE 1995

     Mr. Dovey, 58, has been a managing member of Domain Associates L.L.C., a venture capital investment firm, since 1988. From 1986 to 1988, Mr. Dovey was President of Rorer Group, Inc., a pharmaceutical company. Mr. Dovey also serves on the board of directors of Creative BioMolecules, a public company, and as a director of several privately-held companies.

JOHN C. KANE                                                 DIRECTOR SINCE 1997

     Mr. Kane, 60, joined Cardinal Health, Inc., a healthcare services provider, as President and Chief Operating Officer in March 1993. Prior to joining Cardinal, Mr. Kane served in various operational and management positions at Abbott Laboratories for 19 years, most recently as President of Ross Laboratories Division. Mr. Kane is a director of Cardinal Health, Inc. and Greif Bros. Corporation, both public companies. Mr. Kane also serves on several medical advisory councils and educational foundations.

THOMAS D. KILEY                                              DIRECTOR SINCE 1993

     Mr. Kiley, 56, has been self-employed since 1988 as an attorney, consultant and investor. From 1980 to 1988, he was an officer of Genentech, serving variously as Vice President and General Counsel, Vice President for Legal Affairs and Vice President for Corporate Development. From 1969 to 1980, he was with the law firm of Lyon & Lyon and was a partner from 1975 to 1980. Mr. Kiley is also a director of Geron Corporation and certain private biotechnology and other companies.

LEON E. PANETTA                                              DIRECTOR SINCE 2000

     Mr. Panetta has served as a director of Connetics since March 2000. Mr. Panetta is the Director along with his wife Sylvia of the Panetta Institute for Public Policy at California State University at Monterey Bay and is a member of the international advisory board of Fleishman-Hillard. From 1994 to 1997, he served as White House chief of staff under President Clinton. Before his appointment as White House chief of staff, Mr. Panetta served as director of the White House Office of Management and Budget, having been confirmed by the Senate for that position in January 1993. Prior to 1993, Mr. Panetta was a U.S. Representative for 16 years.

JOSEPH J. RUVANE, JR.                                        DIRECTOR SINCE 1995

     Mr. Ruvane, 74, was President, Chief Executive Officer, and Chairman of Glaxo, Inc., a pharmaceutical company from 1981 to 1988, and served as Vice Chairman of the Board of Directors of Glaxo from 1988 to 1990. Mr. Ruvane has also served as the executive director of Glaxo Holdings PLC. Mr. Ruvane currently serves as a director of Incara Pharmaceuticals Corporation, a public company, the Southern Research Institute in Birmingham, AL, and the James G. Cannon Research Center in Charlotte, N.C., and is the chairman of the Board of a private company.

BOARD MEETINGS AND COMMITTEES

HOW OFTEN DID THE BOARD MEET DURING 1999?

     The Board of Directors held a total of five (5) regular meetings and two
(2) telephonic meetings during the year ended December 31, 1999. All current directors attended at least 75% of the total meetings of the Board and the Board Committees of which they were members during 1999, except that Dr. Bauer attended four (4) of the seven Board meetings during the year.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

     The Compensation Committee of the Board of Directors reviews and approves compensation and benefits for our executive officers, administers our stock purchase and stock option plans and makes recommendations to the Board of Directors regarding such matters. The members of the Compensation Committee are Mr. Kane, Mr. Ruvane and, since December 1999, Mr. Barkas. The Compensation Committee held five (5) meetings in 1999.

     The Audit Committee of the Board of Directors reviews the results and scope of the audit and other services provided by our independent accountants. The members of the Audit Committee are Mr. Barkas, Mr. Kiley, and Mr. Raab. The Audit Committee held one meeting in 1999.

HOW ARE DIRECTORS COMPENSATED?

     Cash Compensation. We pay non-employee directors an annual fee of $15,000 when they are reelected to the Board, plus $1,250 per meeting attended. We do not pay additional fees for serving on Board committees. The Board has authorized the $15,000 annual fee to be payable in unrestricted stock or options to purchase stock of Connetics, to the extent we can do so in accordance with our stock plans. We also reimburse directors for out-of-pocket expenses they incur in connection with attending Board meetings.

     Stock Options. Our non-employee directors automatically receive options to purchase shares of our common stock pursuant to the terms of our 1995 Directors' Stock Option Plan. Each person who first becomes a non-employee director receives an initial stock option to purchase 30,000 shares of common stock (the "First Option") on the date on which the optionee first becomes a director. In each year that the director is reelected by our stockholders, the director receives an additional option to purchase 7,500 shares of common stock (a "Subsequent Option"). Subsequent Options are only granted to directors who have served on our Board of Directors for at least six months. The First Option is exercisable in installments as to 25% of the total number of shares subject to the First Option on each of the first, second, third and fourth anniversaries of the date of grant of the First Option. Each Subsequent Option is exercisable in full on the first anniversary of the date of grant of that Subsequent Option. The exercise price of all stock options granted under the Directors' Plan is equal to the fair market value of a share of our common stock on the date of grant.

     Mr. Raab. We have a consulting agreement with Mr. Raab pursuant to which we pay Mr. Raab in addition to the compensation he receives as a director of Connetics. See "Certain Relationships and Related Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Directors Kane, Ruvane, and Barkas are members of the Compensation Committee. None of these individuals was at any time during the year ended December 31, 1999 or at any other time an officer or employee of Connetics, except that Mr. Barkas was an officer of Connetics in 1994 and 1995, as described above.

     None of our executive officers serve on the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

                                 PROPOSAL NO. 2

                           APPROVAL OF AMENDMENTS TO
                       1995 EMPLOYEE STOCK PURCHASE PLAN

     We are asking our stockholders to approve amendments to our Employee Stock Purchase Plan (a) to increase the number of shares of common stock reserved for issuance to an aggregate of three percent (3%) of the shares issued and outstanding on May 31, 2000, which represents an increase of 300,000 shares, (b) to end the current offering periods under the Plan as of May 31, 2000, and (c) to clarify the authority of the Board to modify offering periods under the Plan. Each year thereafter, on November 30 of that year, the number of shares available shall be increased (with no further action needed by the Board or the stockholders) by a number of shares equal to the lesser of one half of one percent (0.5%) of the number of shares of common stock outstanding on that date, or an amount determined by the Board of Directors. The Board of Directors believes that, in order to attract qualified employees to Connetics and to provide incentive to our current employees and consultants, we need to continue the Plan. Based on current enrollment, after the purchase period scheduled to end May 31, 2000, there will not be enough shares available to continue the Plan unless we increase the shares available under the Plan.

DESCRIPTION OF THE PLAN

     General. The Plan is designed to allow eligible employees (including officers and employee directors) of Connetics to purchase shares of our common stock, at semi-annual intervals, through their periodic payroll deductions under the Plan. The Plan was adopted by the Board of Directors and approved by our stockholders in 1995, and was amended by stockholder vote to increase the number of shares available under the Plan at the 1998 and 1999 annual meetings.

     The Plan is implemented through a series of successive offering periods, each with a maximum duration of 24 months, but which the Board of Directors has the flexibility to set. Each offering period is comprised of one or more purchase periods, each with a duration of approximately six months, which the Board also has the flexibility to set. The current offering period began December 1, 1999 and is scheduled to end on November 30, 2001. However, upon approval of the Plan as amended, the current offering period, and all offering periods currently underway, will be terminated effective May 31, 2000, and a new offering period for all eligible participants will begin on June 1, 2000.

     We intend the Plan to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code. The Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of the Code.

     As of March 24, 2000, we have issued 410,695 shares to Plan participants, and there are 89,305 shares available for future issuances. Based on current enrollment, we will issue approximately 60,400 shares under the Plan on May 31, 2000. As of March 24, 2000, the aggregate fair market value of shares subject to outstanding options under the Plan was approximately $748,000, based upon the closing price of our common stock on that date. Since we started the Plan, our executive officers have purchased 51,229 shares under the Plan and other employees have purchased 359,466 shares under the Plan.

     Administration. The Board of Directors either administers the Plan or designates a committee to administer the Plan. The Compensation Committee currently administers the Plan. Members of the Compensation Committee receive no additional compensation for their services in connection with administering the Plan. The Compensation Committee determines all questions of interpretation of the Plan, and its decisions are final and binding upon all participants.

     Eligibility. Employees (including officers and employee directors) who are employed for at least 20 hours per week and more than five months per calendar year with Connetics are eligible to participate in an offering under the Plan, subject to certain limitations imposed by Section 423(b) of the Code and limitations on stock ownership as set forth in the Plan. Eligible employees become participants in the Plan by filing with our payroll department a stock purchase agreement and a payroll deduction authorization form before the beginning of an offering period.

     Grant and Exercise of Purchase Right; Purchase Plan. Subject to the limitations of the Code and the Plan, at the beginning of an offering period, each participant is granted a right to purchase up to that number of shares determined by dividing such employee's payroll deductions accumulated during a purchase period and retained in the participant's account as of the end of the purchase period by eighty-five percent (85%) of the lower of (1) the fair market value of a share of our common stock on the start date of the offering period or
(2) the fair market value of a share of our common stock at the end of the purchase period. The maximum number of shares a participant may purchase during each offering period may not exceed $50,000 divided by the fair market value of a share of our common stock on the start date of the offering period.

     An employee is not eligible to participate in the Plan (1) if, immediately after the grant of a purchase right, such employee (or any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the
Code) would own stock and/or hold outstanding options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of our stock, or (2) if such purchase right, when aggregated with his or her rights to purchase stock under any other purchase right granted under all of our employee stock purchase plans (within the meaning of Section 423 of the Code), would permit the employee to purchase more than $25,000 worth of our stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

     We may reduce the number of shares subject to purchase rights pro rata if the total number of shares that would otherwise be subject to purchase rights exceeds the number of remaining available shares in the Plan. Unless a participant withdraws from the Plan by giving us written notice before the end of a purchase period, the participant's purchase right for the purchase of shares will be exercised automatically at the end of the purchase period, and the maximum number of full shares subject to purchase right that can be purchased with the accumulated payroll deductions in the participant's account will be purchased at the applicable purchase price.

     A participant is the only one who can exercise an option to purchase shares under the Plan during his or her lifetime. Each participant may file a written designation of a beneficiary who is (1) to receive any shares and cash, if any, from the participant's account under the Plan if the participant dies after the end of an offering period but before we deliver shares and cash to him or her, and (2) to receive any cash from the participant's account under the Plan if the participant dies before the purchase date of the offering period. If a participant is married and the designated beneficiary is not the spouse, the designation is not effective unless the spouse consents.

     Payroll Deductions. The purchase price of the shares to be acquired under the Plan is accumulated by payroll deductions over the offering period. The deductions may not be less than one percent (1%) of a participant's aggregate compensation during the offering period, nor more than maximum of fifteen percent (15%). A participant may discontinue participation in the Plan or, one time during the purchase period, may increase or reduce his or her rate of payroll deductions. A participant's payroll deductions commence on the first payroll following the date the participant enrolls in the offering period and continue (unless the participant terminates participation sooner) through the pay day ending with or immediately before the last day of the offering period.

     Termination of Employment. If a participant's employment is terminated for any reason, including retirement or death, or the participant does not remain in the continuous employ of Connetics for at least 20 hours per week during the applicable offering period, his or her purchase right and his or her participation in the Plan are terminated immediately. In such event, the payroll deductions credited to the participant's account are refunded.

     Adjustments upon Changes in Capitalization. If we make any change in our capitalization, such as a stock split or dividend that results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by Connetics, appropriate adjustment will be made in the exercise price of each outstanding stock purchase right, the number of shares subject to each purchase right, the annual limitation on grants to employees, and the number of shares available for issuance under the Plan.

     In the event of a proposed dissolution or liquidation of Connetics, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of Connetics, or the merger of Connetics with or into another corporation, each purchase right under the Plan will be assumed or an equivalent right will be substituted by the successor corporation, unless our Board determines to shorten the offering period then in progress by setting a new purchase date.

     Amendment and Termination of the Plan. The Board of Directors may at any time terminate or amend the Plan. No termination may affect purchase rights previously granted, nor may an amendment make any change in any right granted before the date of the amendment which adversely affects the rights of any participant, unless the amendment is approved by the stockholders. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under Section 423 of the Code, we must obtain stockholder approval in such a manner and to the degree required under such laws. The Plan will continue in effect until January 2015 unless the Board terminates it sooner.

     Tax Information. The Plan, and the right of participants to make purchases under the Plan, are intended to qualify under Sections 421 and 423 of the Code. Under these provisions, a participant does not recognize any taxable income until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the taxable income will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and one year after the purchase date, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain or loss will be treated as long-term capital gain or loss. For individual taxpayers, the current maximum U.S. federal income tax rate on long-term capital gains is 20%, whereas the maximum rate on ordinary income is 39.6%. If the shares are sold or otherwise disposed of before these holding periods expire, the participant will recognize ordinary income generally measured as the excess, if any, of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. Connetics is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares before the holding periods described above expire.

     The foregoing is only a brief summary of the effect of federal income taxation upon the participant and Connetics with respect to the shares purchased under the Plan. You should refer to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside. Holders of purchase rights should consult their own tax advisors with respect to the tax consequences of participation in the Plan for their particular situations.

REQUIRED VOTE

     We need the affirmative vote of the holders of a majority of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote, to approve the amendment to the Plan to increase the number of shares reserved for issuance.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR approval of the amendment to the Plan and the reservation of shares for issuance under the Plan. The effect of an abstention is the same as that of a vote against the adoption of the amendment to the Plan.

                                 PROPOSAL NO. 3

                          RATIFICATION OF SELECTION OF
                              INDEPENDENT AUDITORS

     Ernst & Young LLP served as independent auditors for Connetics last year, and the Board of Directors has selected that firm to continue in this capacity for the current fiscal year. We are asking the stockholders to ratify the selection of Ernst & Young LLP, as independent auditors, to audit our accounts and records for the year ending December 31, 2000, and to perform other appropriate services. A representative of Ernst & Young LLP is expected to be present at the annual meeting to respond to stockholders' questions, and if he or she so desires, will be given an opportunity to make a brief statement.

     The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP. If a majority of the shares voted at the annual meeting do not vote to ratify the selection, the Board of Directors will reconsider the selection. Under all circumstances, the Board of Directors retains the corporate authority to change the auditors at a later date.

                                 OTHER BUSINESS

     We do not intend to present any business at the annual meeting not described in this proxy statement. The enclosed proxy form confers upon the designated persons discretionary authority to vote the shares represented by the proxy in accordance with their best judgment with respect to all matters that may come before the annual meeting in addition to the scheduled items of business. Examples of such matters are any shareholder proposal omitted from the proxy statement pursuant to the rules of the Securities and Exchange Commission and matters incident to the conduct of the annual meeting. As of March 24, 2000, we were not aware of any other matter that may properly be presented for action at the annual meeting, but the enclosed proxy confers discretionary authority with respect to any such other matter.

                                STOCK OWNERSHIP

  Who are the largest owners of our stock, and how much stock do our directors and officers own?

     The following table sets forth certain information we know with respect to the beneficial ownership of our common stock as of March 24, 2000 by (a) all persons who are beneficial owners of five percent or more of our common stock,
(b) each director and nominee, (c) each executive officer of Connetics, and (d) all current directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, we believe based on information furnished by them that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                                               NUMBER          PERCENTAGE OF
                                                                 OF               SHARES
                            NAME                               SHARES           OUTSTANDING
 Domain Partners III, L.P.                                    2,805,260(1)(6)      10.3%
 Brian H. Dovey
 One Palmer Square, Suite 515
 Princeton, New Jersey 08542
 Sprout Capital VII, L.P.                                     2,768,671(2)          9.9%
 650 Town Centre Drive, Suite 810
 Costa Mesa, California 92626
 Nevis Capital Management, Inc.                               2,151,355(3)          7.9%
 1119 St. Paul Street
 Baltimore, Maryland 21202
 Wellington Management Company, LLP                           2,010,900(4)          7.4%
 75 State Street
 Boston, Massachusetts 02109
 SmithKline Beecham Properties, Ltd.                          1,675,512             6.2%
 1403 Foulk Road #102
 Wilmington, Delaware 19803-2775
 New Enterprise Associates VIII, Limited Partnership          1,448,750(5)          5.3%
 1119 St. Paul Street
 Baltimore, Maryland 21202
 Brian H. Dovey                                               2,805,260(6)         10.3%

 Thomas G. Wiggans                                              397,499(7)          1.5%

 Alexander E. Barkas, Ph.D.                                     345,840(8)          1.3%

 G. Kirk Raab                                                   270,387(9)          1.0%

 Ernst H. Rinderknecht, Ph.D.                                   182,921(10)           *

 Thomas D. Kiley                                                179,811(11)           *

 Eugene A. Bauer, M.D.                                          138,721(12)           *

 John L. Higgins                                                118,747(13)           *

 John C. Kane                                                    58,254(14)           *

 Joseph J. Ruvane, Jr.                                           55,754(15)           *

 Robert G. Lederer                                               25,132(16)           *

 Katrina J. Church                                               19,415(17)           *

 Krisztina M. Zsebo, Ph.D.                                        5,181(18)           *

 C. Gregory Vontz                                                 5,000(19)           *

 All directors and officers as a group (14 persons)           4,607,922(20)        16.4%

  *  Less than 1% based on 27,240,632 outstanding at March 24, 2000.

 (1) Includes 1,397,941 shares held by Domain Partners III, L.P., 48,596 shares held by DP III Associates, L.P., 7,469 shares held by Domain Associates, 1,220,747 shares held by Domain Partners IV, L.P. and 29,253 shares held by DP IV Associates L.P. Also includes 66,107 warrants and 35,147 options to purchase shares of common stock that will be exercisable on or before May 23, 2000 by Mr. Brian Dovey, a director of Connetics, who is a partner of Domain Associates. Mr. Dovey disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in such shares.

 (2) Includes 1,146,200 shares held by Sprout Capital VII, L.P., 267,119 shares held by Sprout Capital VI, L.P., 521,618 shares held by Sprout Growth II, L.P., 7,412 shares held by Sprout CEO Fund, L.P., 42,299 shares held by DLJ Venture III, 26,524 shares held by DLJ Venture IV, 132,621 shares held by DLJ First ESC LLC. Also includes the following, exercisable on or before May 23, 2000: 301,335 shares issuable upon exercise of warrants held by Sprout Capital VII, L.P., 1,648 shares issuable upon exercise of warrants held by Sprout Capital VI, L.P., 243,790 shares issuable upon exercise of warrants held by Sprout Growth II, L.P., 3,464 shares issuable upon exercise of warrants held by Sprout CEO Fund, L.P., 261 shares issuable upon exercise of warrants held by DLJ Venture III, 12,396 shares issuable upon exercise of warrants held by DLJ Venture IV, and 61,984 shares issuable upon exercise of warrants held by DLJ First ESC LLC.

  (3) As reported on a Schedule 13G filed with the SEC on or about February 7, 2000.

  (4) As reported on a Schedule 13G filed with the SEC on or about February 9, 2000.

  (5) As reported on a Schedule 13G/A filed with the SEC on or about February 11, 2000. Represents 1,448,750 shares as to which the following have shared voting and dispositive power: New Enterprise Associates VIII, Limited Partnership, NEA Partners VIII, Limited Partnership, NEA Presidents' Fund, L.P., NEA General Partners, L.P., and the general partners of the various funds. Of the total, New Enterprise Associates VIII, Limited Partnership is the record owner of 1,433,750 shares and NEA General Partners, L.P. is the record owner of 15,000 shares.

  (6) Mr. Dovey's total includes shares beneficially owned by Domain Partners III, L.P., and other entities affiliated with Domain, and as to which Mr. Dovey disclaims beneficial ownership except to the extent of his pecuniary interest in such shares. See footnote 1, above.

  (7) Mr. Wiggans' total includes 223,812 options to purchase shares of common stock that will be exercisable on or before May 23, 2000. Also includes 10,490 shares held by Mr. Wiggans' spouse, and 14,986 shares held in trust for Mr. Wiggans' children.

  (8) Dr. Barkas' total includes 11,855 warrants and 22,500 options to purchase shares of common stock that will be exercisable on or before May 23, 2000. Also includes 25,985 shares of common stock owned by Dr. Barkas' spouse.

  (9) Mr. Raab's total includes 211,513 options to purchase shares of common stock that will be exercisable on or before May 23, 2000.

 (10) Dr. Rinderknecht's total includes 128,292 options to purchase shares of common stock that will be exercisable on or before May 23, 2000.

 (11) Mr. Kiley's total includes 140,919 shares held in the Thomas D. and Nancy L.M. Kiley Revocable Trust under Agreement dated August 7, 1981, and 10,000 shares held in The Kiley Family Partnership of which Mr. Kiley is a trustee. Also includes 28,892 options to purchase shares of common stock that will be exercisable on or before May 23, 2000.

 (12) Dr. Bauer's total includes 30,000 options to purchase shares of common stock that will be exercisable on or before May 23, 2000.

 (13) Mr. Higgins' total includes options to purchase 73,452 shares of common stock that will be exercisable on or before May 23, 2000. Also includes 250 shares of common stock held by Mr. Higgins' spouse.

 (14) Mr. Kane's total includes options to purchase 37,500 shares of common stock that will be exercisable on or before May 23, 2000.

 (15) Mr. Ruvane's total includes options to purchase 52,500 shares of common stock that will be exercisable on or before May 23, 2000.

 (16) Mr. Lederer's total includes options to purchase 21,875 shares of common stock that will be exercisable on or before May 23, 2000.

 (17) Ms. Church's total includes options to purchase 15,729 shares of common stock that will be exercisable on or before May 23, 2000.

 (18) Dr. Zsebo's total includes options to purchase 5,000 shares of common stock that will be exercisable on or before May 23, 2000.

 (19) Mr. Vontz's total reflects options exercisable on or before May 23, 2000.

 (20) See footnotes 6 through 19. The total includes options and warrants to purchase an aggregate of 969,174 shares of common stock that will be exercisable on or before May 23, 2000 by all of the officers and non-employee directors as a group.

                             EXECUTIVE COMPENSATION
                            AND RELATED INFORMATION

     The following table sets forth certain compensation that we paid during the fiscal years ended December 31, 1999, December 31, 1998 and December 31, 1997 to our Chief Executive Officer and four other most highly compensated executive officers during 1999 (collectively, the "Named Officers"):

                      EXECUTIVE COMPENSATION SUMMARY TABLE

                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                            -------------
                                                      ANNUAL COMPENSATION   NO. OF SHARES
                                                      -------------------    UNDERLYING        ALL OTHER
          NAME AND PRINCIPAL POSITION          YEAR    SALARY     BONUS      OPTIONS(#)     COMPENSATION(1)

  Thomas G. Wiggans                            1999   $337,584   $120,000      100,000         $653,463(2)
  President and Chief Executive Officer        1998   $315,000   $100,000      150,000         $  4,577
                                               1997   $280,000         --      100,000         $ 43,751(3)

  John L. Higgins(4)                           1999   $210,244   $ 56,700       30,000         $ 22,675(5)
  Exec. Vice President, Finance and            1998   $190,000   $ 50,000       60,000         $  3,319(6)
  Administration; Chief Financial Officer      1997   $ 56,055         --      110,000         $ 25,092(7)

  Robert G. Lederer(8)                         1999   $225,000   $ 33,750       30,000         $ 75,846(9)
  Senior Vice President, Commercial            1998   $ 92,814   $ 25,000      110,000         $ 38,025(10)
  Operations                                   1997        N/A        N/A          N/A              N/A

  Ernst Rinderknecht                           1999   $200,000   $ 30,000       88,000         $ 30,553(11)
  Vice President, Process Science and          1998   $176,545   $ 30,000       23,000         $  6,186(12)
  Manufacturing                                1997   $172,115         --       13,000         $  3,049(13)

  Katrina J. Church(14)                        1999   $184,012   $ 37,000       30,000         $  2,155
  Vice President, Legal Affairs                1998   $ 89,577   $ 27,000       35,000         $    467(15)
  Corporate Counsel and Secretary              1997        N/A        N/A          N/A              N/A

 1. Except as otherwise indicated, "other compensation" represents premiums paid by Connetics for group term life insurance, and a company match for 401(k) plans of $1,059 in 1998 and $1,773 in 1999.

 2. Also includes $334,075 for stock related compensation, specifically the surrender of shares to satisfy indebtedness to Connetics and compensation related to the issuance of restricted stock.

 3. Also includes airfare paid for Mr. Wiggans' spouse of $2,232 and debt forgiveness on a loan of $38,244.

 4. Mr. Higgins joined Connetics in September 1997.

 5. Also includes $884 paid for travel-related compensation, and debt forgiveness on a loan of $19,707.

 6. Also includes $1,943 paid for travel-related compensation.

 7. Also includes $25,000 in relocation expenses.

 8. Mr. Lederer joined Connetics in July 1998.

 9. Also includes $43,710 in relocation expenses, debt forgiveness on a loan of $27,885, and $1,418 for the 401(k) match.

10. Also includes $2,089 in rental reimbursement and $35,000 in relocation expenses. Mr. Lederer did not participate in Connetics' 401(k) plan during 1998.

11. Also includes reimbursement for disability insurance paid by Dr. Rinderknecht of $1,314, and $26,000 paid for travel-related compensation.

12. Also includes reimbursement for disability insurance paid by Dr. Rinderknecht of $1,314, and $2,000 paid for travel-related compensation.

13. Also includes reimbursement for disability insurance paid by Dr. Rinderknecht of $1,314.

14. Ms. Church joined Connetics in June 1998.

15. Includes $260 for the 401(k) match.

OPTION GRANTS FOR 1999

     The following table provides certain information with respect to stock options granted to the Named Officers in 1999. In addition, as required by SEC rules, the table sets forth the hypothetical present value, as of the grant date, of the options. As permitted by the SEC's rules, we have calculated the hypothetical value of the options as of their date of grant based on a set of assumptions set forth in the footnote to the table. This model is only one method of valuing options, and our use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend on the difference between the market value of the common stock and the option exercise price at the time of exercise.

                             OPTION GRANTS FOR 1999

                                                                                POTENTIAL REALIZABLE VALUE
                                                                                  AT ASSUMED ANNUAL RATES
                                  PERCENTAGE OF                                 OF STOCK PRICE APPRECIATION
                     NUMBER OF    TOTAL OPTIONS                                     FOR OPTION TERM(2)
                      OPTIONS      GRANTED TO     EXERCISE PRICE   EXPIRATION   ---------------------------
        NAME         GRANTED(1)     EMPLOYEES       PER SHARE         DATE          5%             10%

  Thomas G. Wiggans   100,000         12.6            $ 7.50        02/17/09     $471,671      $1,195,307

  John L. Higgins      30,000          3.8            $6.375        07/12/09     $120,276      $  304,803

  Robert G. Lederer    30,000          3.8            $6.375        07/12/09     $120,276      $  304,803

  Ernst
    Rinderknecht       88,000          8.7            $6.375        07/12/09     $352,810      $  894,090

  Katrina J. Church    30,000          3.8            $6.375        07/12/09     $120,276      $  304,803

(1) Stock options generally become exercisable at a rate of one-fourth of the shares subject to the option on the first anniversary of the date of grant, and 1/48 of the shares subject to the option each month thereafter, as long as the optionee remains an employee with, consultant to, or director of Connetics.

(2) The hypothetical value for the options is calculated based on assumed rates of annual compound stock price appreciation during the option term. The SEC mandates that we use the 5% and 10% assumed annual rates of compounded stock price appreciation. There is no assurance that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the option term, the executive officers will not realize any value from these option grants. Similarly, if the market price of our common stock appreciates at rates in excess of the assumed 5% and 10% levels, executive officers could realize significantly greater value.

OPTION VALUES IN 1999

     The following table sets forth information for the Named Officers with respect to exercises of options to purchase common stock in the year ended December 31, 1999.

                  AGGREGATED OPTION EXERCISES FOR FISCAL 1999
                                      AND
                       OPTION VALUES ON DECEMBER 31, 1999

                                                               NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                              OPTIONS AT 12/31/99             AT 12/31/99(1)
                          SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
          NAME              ON EXERCISE      REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
 Thomas G. Wiggans            16,300        $106,618.86     172,569        232,292      $1,122,209     $1,116,929

 John L. Higgins                  --                 --      79,792        120,208      $  509,469     $  722,406

 Robert G. Lederer                --                 --      36,666        103,334      $  242,912     $  609,588

 Ernst Rinderknecht               --                 --      44,605        107,499      $  364,964     $  485,253

 Katrina J. Church                --                 --      19,375         45,625      $  134,609     $  227,266

(1) Based on the closing price of our common stock on December 31, 1999 as reported on the NASDAQ National Market ($10.50 per share), minus the per share exercise price, multiplied by the number of shares underlying the option.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EMPLOYMENT AND CONSULTING AGREEMENTS

     We have a consulting agreement with Kirk Raab pursuant to which Mr. Raab serves as a director, consultant and the Chairman of our Board of Directors. Pursuant to such agreement, we pay Mr. Raab a base fee of $180,000. Since 1995, in connection with the consulting agreement, Mr. Raab has been granted options to purchase 272,450 shares of our common stock with exercise prices ranging from $0.45 to $11.00 per share. These options are in addition to options granted to Mr. Raab in connection with his service as a director. In 1999, we sold Mr. Raab 25,000 shares of restricted common stock at a price of $0.10 per share. These shares were 100% vested and exercisable at the time of grant.

     Mr. Wiggans serves as our President and Chief Executive Officer pursuant to an employment agreement entered into in June 1994. Pursuant to the agreement, Mr. Wiggans receives an annual base salary, which is reviewed annually, and is eligible for an annual cash bonus based on consideration of his attainment of corporate goals and achievement of key milestones. In addition, we sold Mr. Wiggans 146,142 shares of restricted common stock in June 1994. We loaned Mr. Wiggans the money to purchase the shares, pursuant to a Secured Loan Agreement and Promissory Note dated August 1, 1994 and payable on August 1, 1999. As of March 26, 1999, all of those shares had been released from our repurchase option; Mr. Wiggans surrendered existing shares as satisfaction of the loan obligation. Mr. Wiggans' employment agreement provides that we will continue his salary and benefits, and vesting with respect to all of the common stock he holds, for nine months following the termination of his employment from Connetics other than for cause. The agreement also requires us to pay the premiums on a life insurance policy in the amount of $1,000,000 for the benefit of Mr. Wiggans' family.

     Mr. Lederer serves as an officer of Connetics pursuant to an employment agreement entered into on July 1, 1998. Pursuant to the agreement, Mr. Lederer receives an annual base salary, which is reviewed annually, and is eligible for an annual cash bonus based on consideration of attainment of corporate goals and achievement of key milestones, including corporate sales goals. Mr. Lederer's employment agreement provides that we will continue his salary and benefits, and vesting with respect to all of the common stock he holds, for six months following the termination of his employment from Connetics other than for cause.

LOANS TO CERTAIN EMPLOYEES AND CONSULTANTS

     During the last three years, we have loaned money to Mr. Wiggans pursuant to two interest-bearing loan agreements for up to $ $225,000. Both loans were secured by shares of common stock held by Mr. Wiggans. Between 1996 and 1997 the Board of Directors forgave all of the principal and accrued interest on a $108,000 loan in three installments, for a total forgiveness of $115,053. The second loan in the amount of $225,000 was amended and restated in July 1996; the new principal amount of the loan was $256,401.10, and the loan bore interest at a rate of 6.74% per year. Mr. Wiggans repaid the loan in 1999, and the balance owed to Connetics under this loan at December 31, 1999 was zero. In February 2000, the Board authorized a new loan to Mr. Wiggans in the amount of $250,000, at an interest rate equal to 6.2%. The loan is to be forgiven at a rate of $50,000 per year plus accrued interest, on each anniversary of the loan on which Mr. Wiggans is still employed by Connetics.

     We have loaned money to Mr. Higgins pursuant to a Secured Loan Agreement in the amount $18,000. On May 18, 1999, the Board of Directors forgave the loan (for a total forgiveness of $19,707) and authorized another loan to Mr. Higgins in the amount of $18,000, which is secured by shares of common stock issuable upon the exercise of vested options held by Mr. Higgins. The loan bears interest at 5.54% per year, compounded annually. At December 31, 1999, the total balance outstanding was $18,242.50.

     We have loaned money to Mr. Lederer pursuant to a Secured Loan Agreement for an aggregate of $72,000 over a two-year period. Any loans under the Agreement are secured by 110,000 shares of common stock issuable upon the exercise of vested options held by Mr. Lederer. To date, Mr. Lederer has delivered promissory notes as follows. The first note, in the amount of $18,000, bears interest at 5.48% per year, compounded annually. On July 2, 1999, the Board of Directors forgave the note with accrued interest and principal of $27,885. The second note, in the amount of $18,000, was entered into in February 1999, and bears interest at 6.2% per year. At December 31, 1999, the current balance owed under the second note was $18,808.38. The third note, in the amount of $18,000, was entered into in August 1999, and bears interest at 5.43% per year. At December 31, 1999, the total balance outstanding under the third note was $18,340.96.

OTHER ARRANGEMENTS

     We have an agreement with each of our directors and executive officers that, in the event of a merger or acquisition of Connetics, all stock options that person holds will automatically vest in full if, as the result of such transaction, the person's position with Connetics is terminated or his or her responsibilities are adversely changed or reduced without his or her written consent. The options will not be accelerated, however, if Connetics is the surviving entity after such transaction and Connetics' stockholders immediately prior to such transaction own a majority of the outstanding securities of the surviving entity.

     We have indemnification agreements with our officers and directors which may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     In December 1996, we entered into an agreement with SmithKline under which we acquired exclusive U.S. and Canadian rights to Ridaura. That agreement was amended twice in 1997 and once in 1998. The agreement, together with its amendments, is referred to as the "SKB Agreement." Pursuant to the SKB Agreement, we have issued a total of 1,675,512 shares of our common stock to SmithKline. We also issued a promissory note of $11.0 million to SmithKline in connection with the SKB Agreement. We paid SmithKline $6.7 million in principal and interest in 1999. We are required to pay interest at the prime rate plus 3% per year on the principal amount outstanding of $1.5 million from January 1, 2000 through April 1, 2000. Under a related Supply Agreement, SmithKline manufactures and supplies Ridaura, in final package form, to us for an initial term through December 2001.

     We have a distribution agreement with CORD Logistics, Inc. to distribute our products to our customers. Pursuant to the agreement, we pay CORD monthly fixed fees of $7,500 for system access, customer service and financial services, in addition to other per order and fixed fees. CORD is a subsidiary of Cardinal Health, Inc., of which Mr. Kane (a director of Connetics) is President, Chief Operating Officer and a director.

                      REPORT OF THE COMPENSATION COMMITTEE

     The following Report and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Connetics filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report or the performance graphs by reference in such filings.

     The Compensation Committee is generally responsible for establishing the compensation we pay to our executive officers and has the sole and exclusive authority to administer our stock option plans under which grants may be made to such individuals.

WHAT IS OUR PHILOSOPHY OF EXECUTIVE OFFICER COMPENSATION?

     Under the supervision of the Compensation Committee, our compensation policy is designed to attract and retain qualified key executives critical to our growth and long-term success. The Committee's objective is for each executive's compensation to be contingent upon company performance as well as individual performance. Accordingly, each executive officer's compensation package is comprised of three elements, each of which is described in further detail below: (1) base salary which reflects individual performance and expertise, (2) variable bonus awards payable in cash and tied to the achievement of certain performance goals which the Committee establishes from time to time and (3) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between our officers and our stockholders.

     Base Salary. The Committee establishes annual base salary levels for executives based on competitive survey data, level of experience, position and responsibility, the prior year's corporate performance, the incentives necessary to attract and retain qualified management, and individual recommendations of executive management. Base salary is adjusted each year to take into account the individual's performance and to maintain a competitive salary structure. Company performance does not play a significant role in the determination of base salary.

     Cash-Based Incentive Compensation. Cash bonuses are awarded to executive officers on the basis of their success in achieving designated individual goals and our success in achieving specific company-wide goals. Any cash bonuses awarded in 2000 based on 1999 performance are reflected in the Summary Compensation Table.

     Stock Options. We use stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder values. We award stock options to give the recipient an equity stake in Connetics, which aligns his or her interests with those of our stockholders. The factors we consider in making such awards include the individual's position, performance and responsibilities, and internal comparability considerations. The Committee has also established certain general guidelines in making option grants to the executive officers in an attempt to target a fixed number of unvested option shares based upon each individual's position with Connetics and his or her existing holdings of unvested options. However, the Committee does not adhere strictly to these guidelines and will vary the size of the option grant made to each employee as it believes the circumstances warrant. Option grants during 1999 to the executive officers are reflected in the table under "Option Grants in Fiscal 1999."

HOW IS OUR CHIEF EXECUTIVE OFFICER COMPENSATED?

     In setting the compensation payable during 1999 to our Chief Executive Officer, Mr. Wiggans, the Committee used the same factors as described above for the executive officers. The Committee reviewed Mr. Wiggans' compensation relative to industry comparables and his performance over the last twelve (12) months in achieving our company goals. As a result of this review, in February 1999, Mr. Wiggans received a stock option grant of 100,000 shares, as part of a number of grants made to certain of our employees. Also in 1999, the Board granted Mr. Wiggans to purchase a total of 50,000 shares of our common stock pursuant to restricted stock purchase agreements, for a purchase price of $0.10 per share. Mr. Wiggans was awarded a bonus in the amount of $120,000 for 1999, and his annual base salary was set at $335,000 for 1999.

HOW ARE WE ADDRESSING THE INTERNAL REVENUE CODE LIMITS ON DEDUCTIBILITY OF COMPENSATION?

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fixed year to each of our Chief Executive Officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. We do not have a policy requiring the Committee to qualify all compensation for deductibility under this provision. The Committee's current view is that any non-deductible amounts will be immaterial to our financial or tax position, and that we derive substantial benefits from the flexibility provided by the current system, in which the selection and quantification of performance targets are modified from year to year to reflect changing conditions. However, the Committee takes into account the net cost to Connetics in making all compensation decisions and will continue to evaluate the impact of this provision on its compensation programs.

                 SUBMITTED BY THE 1999 COMPENSATION COMMITTEE:
                                  JOHN C. KANE
                             JOSEPH J. RUVANE, JR.
                              ALEXANDER E. BARKAS

                            STOCK PERFORMANCE GRAPH

     The following graph compares the performance of our common stock with the performance of the NASDAQ Composite Index and the Nasdaq Pharmaceutical Index for the period commencing February 1, 1996, the date of our initial public offering, to the last day of our fiscal year ended December 31, 1999. The graph assumes that $100 was invested on January 31, 1996 in each of our common stock, the NASDAQ Composite Index and the Nasdaq Pharmaceutical Index, and that all dividends were reinvested.

                                                                                                          NASDAQ PHARMACEUTICAL
                                                 CONNECTICS CORPORATION      NASDAQ COMPOSITE INDEX               INDEX
                                                 ----------------------      ----------------------       ---------------------
Feb-96                                                     100                         100                         100
Dec-96                                                      73                         121                          91
Dec-97                                                      27                         149                          94
Dec-98                                                      52                         210                         120
Dec-99                                                      93                         381                         223

                                 OTHER MATTERS

     As of the date of this proxy statement, we are not aware of any other matter which may be presented for action at the annual meeting. If any other matter is properly brought before the meeting for action by stockholders, we will vote proxies that are returned to us in accordance with the Board's recommendation or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

                             ADDITIONAL INFORMATION

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, executive officers and persons who hold more than ten percent (10%) of our outstanding common stock (collectively, "Reporting Persons") to file reports with respect to their ownership of and transactions in our securities with the SEC. Reporting Persons must furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of those reports furnished to us and written representations from certain Reporting Persons that no other reports were required to be filed, we believe that all filing requirements under Section 16(a) for the year ended December 31, 1999 were complied with.

WHO PAYS FOR SOLICITATION OF PROXIES?

     We bear the entire cost of soliciting these proxies, including the preparation, assembly, printing, handling and mailing of the proxy card and related material. We also expect to reimburse brokerage firms and other persons representing beneficial owners of shares for their actual expense in forwarding proxy material to the beneficial owners. We may supplement the original solicitation of proxies by mail with solicitation by telephone, facsimile, or personal communication by our directors, officers, regular employees or agents. These persons will receive no extra compensation for their services. We may also use an outside solicitor to assist with the solicitation of proxies. The cost to us of an outside solicitor is estimated to be approximately $25,000.

     Our Annual Report for the year ended December 31, 1999 is being mailed to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy soliciting material.

STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     Stockholders interested in presenting a proposal for consideration at our 2001 annual meeting of stockholders may do so by submitting proposals to be considered for inclusion no later than December 11, 2000. Such proposals may be included in next year's proxy statement and form of proxy if they comply with certain SEC rules and regulations and Delaware law.

DOCUMENTS INCORPORATED BY REFERENCE

     According to the provisions of Schedule 14A under the Exchange Act this proxy statement incorporates by reference the section entitled "Our Directors and Executive Officers" from Part I of our Annual Report on Form 10-K for the year ended December 31, 1999.

                                   **********

                                      PROXY

                              CONNETICS CORPORATION

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 11, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              CONNETICS CORPORATION

     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on May 11, 2000 and the Proxy Statement and appoints Thomas G. Wiggans and Katrina J. Church, and each of them, as the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Connetics Corporation (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company's facilities located at 3294 West Bayshore Road, Palo Alto, California 94303, on Thursday, May 11, 2000 at 9:00 a.m. (the "Annual Meeting"), and at any adjournment or postponement of the Annual Meeting, with the same force and effect as the undersigned might or could do if personally present at the meeting. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side:

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

        [X]  PLEASE MARK VOTES AS IN THIS EXAMPLE.

The Board of Directors recommends a vote FOR each of the directors listed below and a vote FOR the other proposals. This Proxy, when properly executed, will be voted as specified below. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED ABOVE AND FOR THE OTHER PROPOSALS IF NO SPECIFICATION IS MADE.

1. To elect the following directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified:
     Alexander E. Barkas, Ph.D., Eugene A. Bauer, M.D., Brian H. Dovey, John C.
     Kane, Thomas D. Kiley, Leon E. Panetta, G. Kirk Raab, Joseph J. Ruvane,
     Jr., Thomas G. Wiggans

     [ ] FOR ALL NOMINEES           [ ] WITHHELD FROM ALL NOMINEES

     [ ]

     ----------------------------------------------
     FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

                                                                    FOR         AGAINST         ABSTAIN
2.   To approve amendments to the 1995 Employee Stock
     Purchase Stock Plan                                            [ ]           [ ]             [ ]

3.   To ratify the Board of Director's selection of
     Ernst & Young LLP to serve as the Company's independent
     auditors for the fiscal year ending December 31, 2000          [ ]           [ ]             [ ]

4.   To transact such other business as may properly come
     before the Annual Meeting or any adjournment or
     postponement thereof.                                          [ ]           [ ]             [ ]


                                        MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [ ]


Please sign the name(s) appearing on each share certificate(s) over which you have voting authority: